The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on February 24, 2015.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav RAIT Financial Trust – Senior Managing Director-Corporate Communications

Scott Schaeffer RAIT Financial Trust — CEO

Jim Sebra RAIT Financial Trust — CFO

CONFERENCE CALL PARTICIPANTS

Steven DeLaney JMP Securities — Analyst

Jason Stewart Compass Point Research & Trading — Analyst

Jade Rahmani Keefe, Bruyette & Woods, Inc. — Analyst

Rich Eckert MLV & Co. — Analyst

Matthew Stolzer Pyrrho Capital Management — Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the fourth quarter 2014 RAIT Financial Trust earnings conference call. My name is Katina and I will be you coordinator for today.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call Mr. Andres Viroslav, please proceed.

Andres Viroslav - RAIT Financial Trust — VP & Director of Corporate Communications

Thank you, Katina and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust fourth-quarter and FY 2014 financial results. On the call with me today is Scott Schaeffer, Chief Executive Officer and Jim Sebra, RAIT’s Chief Financial Officer.

This morning’s call is being webcast on our website www.RAIT.com. There will be a replay of the call available via webcast on our website and telephonically beginning at approximately 1 PM Eastern Time today. The dial in for the replay is 888-286-8010 with a confirmation code of 14817520.

Before I turn the call over to Scott, I would like to remind everyone that there may be forward looking statements made in this call. These forward looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect accuracy of our expectations or cause our future results to differ materially from those expectations.

Participants may discuss Non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of Non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on form 8-K available at RAIT’s website at www.rait.com under investor relations. RAIT’s other SEC filings are also available through this link.

RAIT does not undertake to update forward looking statements on this call or with respect to matters described herein except as may be required by law. Now I would like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer. Scott?

Scott Schaeffer - RAIT Financial Trust — CEO

Thank you Andres, good morning everyone. RAIT is a hybrid REIT with a multi-strategy approach to investing based on commercial real estate lending along with direct ownership and management of commercial real estate properties. This approach delivers diversification to the portfolio blending the higher-yielding lending business with the stability and recurring income stream from owning and managing properties. Our investing approach is supported by our platform which is now comprised of over 725 employees managing over $4.3 billion of commercial real estate assets.

With most of the challenges faced in 2014 now behind us, we are looking forward to continued growth in all aspects of our business in 2015. We have exited the remaining Taberna business line by selling our collateral management contracts in the fourth quarter and our residual Taberna bond holdings early in the first quarter of 2015. Due to the sale of these assets, we have deconsolidated the two remaining Taberna CDO’s from RAIT’s balance sheet. This deconsolidation was the primary driver of the non-cash GAAP loss recorded in the fourth quarter and should result in a more transparent and less volatile financial presentation going forward.

Let me talk about the results. CAD for the fourth quarter was $0.26 per share and $0.71 for the year, a 14% increase over 2013 CAD when adding back the one-time cost of the SEC settlement.

During 2014 we experienced progress in our core business lines. In our lending business, gross loan originations were $983 million, a 63% increase over 2013 levels.
As we anticipated, competition increased in the fixed rate lending space which when combined with market volatility resulted in lower spreads and lower gain on sale profits on an individual loan basis. Loan volumes in this business line were up modestly over 2013 to $459 million. We expect increased volume in 2015 which should mitigate the current lower spread environment. Even with the increase in competition, yields within this business remain very attractive at more than 30% during 2014.

We made solid progress in our floating-rate bridge lending program in 2014. Originations increased over 270% to $505 million when compared to 2013. Unlike the fixed rate originate and sell program, these loans are held on our balance sheet and generate recurring monthly interest income. The new floating-rate bridge loans are financed short-term on our warehouse facilities until we aggregate a sufficient size pool of loans which are then financed with long-term, non-recourse match funded liabilities. During 2014 RAIT sponsored two floating rate CMBS securitizations issuing $337 million of investment grade notes collateralized by $415 million of loans. We retained a $78 million subordinate investment in these 2 securitizations which we expect will deliver a high teens return over the life of the collateral. We expect to increase the volume of our floating-rate lending business in 2015 and are working to close our fourth floating rate securitization in the second quarter.

In our property portfolio, increases in direct investments in real estate and properties under management increased 70% to $1.7 billion when compared to 2013. The majority of the growth came from $497 million of multifamily acquisitions made through Independence Realty Trust during the year. We also made opportunistic purchases of two retail centers as we see an opportunity to invest in retail property assets using the Urban Retail platform. We expect to generate strong recurring risk adjusted returns and create another stable revenue stream for RAIT. Rental income grew during the year through increased rental rates and property acquisitions. RAIT’s multifamily portfolio experienced year-over-year same-store average rent growth of 4%.

At this time I’d like to turn the call over to Jim for the financial report.

Jim Sebra - RAIT Financial Trust — CFO

Thank you, Scott. As Scott mentioned 2014 was a transformative year for RAIT as we experienced growth in our core business activities and exited the legacy Taberna business.

For the year, CAD was $57.5 million or $0.71 per common share. This included a $21.5 million charge for the previously announced settlement with the SEC. The $21.5 million settlement charge is recorded in the line item called other income (expense). From a GAAP perspective, we are reporting an overall net loss of $319 million or $3.92 per share for the year ended December 31, 2014. This loss is primarily comprised of a $216 million loss we incurred on the deconsolidation of Taberna VIII and Taberna IX during December 2014. As discussed during our third quarter conference call, we took steps to exit the Taberna business during the fourth quarter. This included selling the collateral management contracts on Taberna I, VIII and IX. That sale closed on December 19 and we deconsolidated Taberna VIII and Taberna IX on that day.

Through December 19, however, we continued to account for Taberna on a GAAP basis including the accrual of income and expenses as well as the regular normal fair value accounting for its assets, liabilities, and hedges. As it relates to the sale of the collateral management contracts, we recorded income of $4.5 million net of severance and other costs associated with exiting the Taberna business. Lastly, in January 2015 we sold the various bonds we held related to the Taberna business for proceeds of $20.4 million. In summary, we generated $24.9 million of additional capital from exiting the Taberna business.

In addition to the loss on deconsolidation of Taberna, our GAAP net loss for 2014 was also driven by the $99 million of changes in the fair value of our various financial instruments. With the deconsolidation of Taberna, this volatility will be removed from our future financial results.

Compared to 2013, our net interest margin was flat. There are several reasons for this as follows: one, NIM from Taberna was down by $5.6 million in 2014; two, we had $164 million of loan payoffs in 2014 causing a reduction in NIM of $5.3 million; three, our new 2014 floating rate loan production of $505 million and related financing costs provided or increased NIM by $7.2 million; and finally during 2014 we had $3.7 million to reduced hedging cost associated with our loans when compared to 2013.

As we’ve discussed previously, the interest rate hedges in our RAIT I and RAIT II securitizations are continuing to burn off. Based on the current one month LIBOR curve, we expect to see $8 million of reduced hedging cost during 2015, when compared to 2014, as hedges continue to expire according to their terms. Keep in mind that our CRE CDO notes and related hedges finance both third-party loans and some of our owned real estate assets. As such, the total savings of $8 million expected in 2015 will be seen through an improvement in NIM and reduced interest expense.

From a credit perspective our CRE non-accrual loans decreased to $25 million during 2014 and represent about 1.8% of our loan portfolio at year-end. This decrease during 2014 was related to two loans totaling $9 million that were charged off, one loan for $8 million that was deconsolidated with Taberna and that was offset by $5.5 million of net additions to non-accrual status. Our current loan loss reserves are $9.2 million or 37% of our non-accrual loans and we believe that our reserves are adequate.

Rental income increased by 42% or $48.1 million in 2014 as compared to 2013. This increase is primarily a result of $45.8 million of rental income associated with 32 properties acquired during 2014 and those present for a full year in 2014. The growth in new properties is primarily driven by the growth of Independence Realty Trust. During 2014, IRT acquired 20 properties for aggregate cost of $497 million. The remaining increase of $2.3 million in rental revenue is due to continued improvement in rental rates across the same-store properties.

Lastly, fee and other income was $24.3 million in 2014 and was comprised of the following; $9.5 million in CMBS loan sale profitability, $13 million of property management revenue, $1 million of asset management fees, and $700,000 of other fee income.

With respect to our expenses, a couple items of note.

Interest expense this year is up $15.1 million compared to 2013 due primarily to a $8.7 million of interest associated with mortgages used to finance the properties acquired during 2014 and those mortgages present for a full year this year. The remaining increase in interest expense of $6.4 million resulted from our issuances of $132 million of senior unsecured notes during 2014 and the amortization of associated debt issuance costs.

Property operating expenses increased by $20.7 million this year as compared to 2013. Of this increase, $20 million is the result of the 32 properties acquired during 2014 and those present for a full year. Operating expenses in the same-store portfolio increased $600,000 primarily because of increased real estate taxes. Overall, the net operating income of our real estate portfolio was $80.7 million this year, an increase of $27.4 million from last year. On a same-store basis, NOI this year increased 3.7% from 2013.

Compensation and general administrative costs ended the year at $45.8 million or 16% of our total revenue. While these costs are up $4.5 million, they are down from 17% of total revenue in 2013.

With respect to our CRE CDOs, we continue to meet all over-collateralization tests. CRE CDO 1 reported an OC test of 127% above the required level of 116%. CRE CDO 2 reported an OC test of 121% above the required level of 112%. These OC tests are largely unchanged compared to year-end 2013.

As of quarter end, we continue to maintain good liquidity for investment, we accessed the capital markets three times in 2014 at RAIT issuing common equity and two rounds of senior unsecured bonds raising gross proceeds of $214.5 million. Additionally, Independence Realty Trust completed three common shares issuances in 2014, in total IRT issues 22.1 million common shares and raised $201 million of gross proceeds during 2014. All of these proceeds have been invested. RAIT continues to externally manage IRT and currently owns 23% of IRT’s outstanding common stock.

Scott, this concludes the financial report. Back to you.

Scott Schaeffer - RAIT Financial Trust — CEO

Thank you, Jim. As we look out over 2015 we see opportunities to continue growing both fixed-rate and floating-rate loan origination volumes with the goal of originating $1.2 billion to $1.6 billion of loans during 2015. We also expect to continue adding multi-family properties to IRT’s portfolio and to make property acquisitions through the Urban Retail platform. Additionally, we have begun marketing a number of RAIT owned properties for sale with the focus on the multifamily portfolio as we see opportunities to generate solid gains in the current environment.

Operator, at this time I would like to open up the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Steve DeLaney, JMP Securities

Steven DeLaney - JMP Securities — Analyst

Congratulations on the Taberna exit. I must say the year-end balance sheet is certainly easier on the eyes than the September one.

Just to touch on the Taberna exit, I just want to make sure I understand what happened in January. You sold the residual — you had already sold the management contracts, but you sold the residual interest.

Did you sell all of the residual interest in that transaction? Or do you still own some bonds?

Jim Sebra - RAIT Financial Trust — CFO

We sold all of the bonds, we still hold the preferred equity class and they will be disposed of early in 2015.

Steven DeLaney - JMP Securities — Analyst

Okay got it, thanks for clarifying that. —

Jim Sebra - RAIT Financial Trust — CFO

From a value standpoint there is no value there.

Steven DeLaney - JMP Securities — Analyst

I got it okay and the proceeds of $20.4 million did that simply recover your carrying value or was there possibly a gain related to that transaction?

Jim Sebra - RAIT Financial Trust — CFO

The carrying value was... the face value of the bonds was significantly higher than $20.4 million.

Steven DeLaney - JMP Securities — Analyst

Correct, yes, but in other words the sales proceeds roughly was roughly equal to where you were carrying those at fair value?

Jim Sebra - RAIT Financial Trust — CFO

Correct.

Steven DeLaney - JMP Securities — Analyst

You made the point I believe that you freed up $24 million, $25 million of actual capital out of the transaction.

Jim Sebra - RAIT Financial Trust — CFO

That’s right.

Steven DeLaney - JMP Securities — Analyst

Related to that I know that you were or through the holidays and earlier this year trying to work with the folks at the SEC just to finalize your agreement with them that you had entered into in September. Can you comment as to whether that has been finalized at this point?

Scott Schaeffer - RAIT Financial Trust — CEO

It has not been finalized at this point. We are at the mercy of the SEC, they will be providing us the first draft of the settlement agreement and they have not provided it to us at this time.

I will tell you however, though all of the changes that we need within RAIT exiting the Taberna business the exiting or separation with the two officers all of that had been communicated to the SEC as it was happening. And they had no comment, so they are fully aware of what we have done. We are just waiting on them to provide the settlement agreement.

Steven DeLaney - JMP Securities — Analyst

Thank you for that, Scott. One final thing for me. Jim, you mentioned that your ownership at IRT is 23%. For modeling purposes for at least for 2015, should we just assume going forward that IRT’s multifamily assets will continue to be consolidated onto the RAIT balance sheet?

Jim Sebra - RAIT Financial Trust — CFO

Through 2015 correct yes I would.

Steven DeLaney - JMP Securities — Analyst

Thank you for the comments guys.

Scott Schaeffer - RAIT Financial Trust — CEO

Thank you, Steve.

Operator

Lucy Webster, Compass Point

Jason Stewart - Compass Point Research & Trading — Analyst

Good morning it’s Jason here. A couple questions Scott if you could elaborate on the property sales. I’m assuming these are the properties financed via CRE, CDO 1 or 2. What happens to the proceeds when you do sell a property in those portfolios?

Scott Schaeffer - RAIT Financial Trust — CEO

There are 3 properties that we have identified, its 1000 units. They all have senior debt that is not held by RAIT that is maturing in the near-term and there is some minor amount of RAIT mezzanine debt still held in the CDOs.

So the proceeds obviously will go to pay off the CDOs and it will reduce or pay off CDO bonds at 100% relative to that mezz debt. The senior loans will be paid off to the third parties and then the value in excess of those debt balances will be held by RAIT.

Jason Stewart - Compass Point Research & Trading — Analyst

Okay so you do get the excess. That does not go to pay down any additional CDO debt?

Scott Schaeffer - RAIT Financial Trust — CEO

No. Because the CDO liabilities will be paid in full relative to the CDO exposure.

Jason Stewart - Compass Point Research & Trading — Analyst

You said three properties, 1000 units. Is that I guess a near-term event we should expect and is it something that could continue throughout the year? Or is it more of a strategic push or just opportunistic near term?

Scott Schaeffer - RAIT Financial Trust — CEO

We are looking towards a second quarter transaction. It is opportunistic relative to the market environment that we are in, but we are expecting this to be the first of a number of sales.

Jason Stewart - Compass Point Research & Trading — Analyst

The trends in terms of occupancy and rent growth were particularly strong in the fourth quarter especially in office and retail. How much of that trend should we expect to continue? I know it can be a little bumpy, but that certainly was much stronger than we had modeled. Anything you can give us to think about how that should trend going throughout the year?

Scott Schaeffer - RAIT Financial Trust — CEO

I think it should continue to trend well. It takes a little bit longer as we’ve always said to stabilize the office and retail portfolio rather than the multifamily. But we’re making good progress and we think that the properties are well-positioned to continue to experience higher occupancy rates and hopefully lease rates, rental rates.

Jason Stewart - Compass Point Research & Trading — Analyst

One last from me and then I’ll jump out. In the conduit business, was there any particular loan that depressed the gain on sale or was it you know, I know sometimes you can have timing because of spreads or is that really a good run rate for where the competitive environment is pushed margins?

Scott Schaeffer - RAIT Financial Trust — CEO

I think — first, let me just say that we were a victim of our own success. Really our spreads were much wider than the market as a whole previously because the market wasn’t focused on smaller loans.

So what we’ve seen is spreads on those smaller loans come in as a more and more competition moved into that space. As you know, it is somewhat volatile. The spreads changed almost daily. Right now we’re seeing a little bit of an increased spread environment here in the first quarter leading into the second quarter than what we saw late in the fourth quarter of last year, but you know it’s anyone’s guess if that spread environment will continue.

Operator

Jade Rahmani, KBW

Jade Rahmani - Keefe, Bruyette & Woods, Inc. — Analyst

Thanks for taking my questions. On the competitive environment for lending beyond the conduit market that you cited where are you seeing the greatest amount of competition and with you think you will continue to have a niche or an advantage.

Scott Schaeffer - RAIT Financial Trust — CEO

I think the competition is across the board. Clearly, in the conduit space the originate for-sale program, there is a more competition just because it’s less capital intensive. Let’s be clear there is competition everywhere.

Our niche really is the relationships that we’ve developed and maintained over 18 or 19 years and just the reputation of being able to deliver. As you can see, we had a big increase in volume last year and we expect another sizable increase in volume this year based upon our early projections.

You know our niche is just knowing what we do there are barriers to entry, no one You can’t just jump into this business. You have to have the capital, the know-how and the relationships. We’ve been doing it for a long time and we have the capital to continue this growth.

The floating-rate business is really our bread and butter. We see a big opportunity to continue to originate good, well-positioned and strong credit loans and to securitize them in the floating-rate CMBS.

We were one of the early movers in that space, we have closed three of those deals. Now it becomes like clockwork and as we’ve said we expect to have our fourth one done in the second quarter of this year.

Jason Stewart - Compass Point Research & Trading — Analyst

Regarding the floating-rate business have you seen just sequentially any spread widening or would you say, competition has offset that and so perhaps spreads have either remained flat or compressed slightly?

Scott Schaeffer - RAIT Financial Trust — CEO

Spreads have come in on both the liabilities and on the assets or I should say pricing. Our spread has been we’ve been able to maintain it and we expect that to continue.

Jason Stewart - Compass Point Research & Trading — Analyst

Regarding the CMBS volatility has there been any notable impact on floating-rate issuance? Do you think pricing on this fourth securitization based on what you know today would be similar to past deals or do you think it would be improved upon?

Scott Schaeffer - RAIT Financial Trust — CEO

I would expect it to be improved upon.

Jason Stewart - Compass Point Research & Trading — Analyst

Do you guys plan to continue to report FFO and AFFO? I don’t believe they were disclosed this quarter.

Jim Sebra - RAIT Financial Trust — CFO

We do not plan to continue to present AFFO simply because that was effected by the Taberna business and included the NIM on Taberna, so we’re going to be removing that going forward and we will still be reporting FFO in the K when it’s published.

Jason Stewart - Compass Point Research & Trading — Analyst

Can you disclose FFO for this quarter.

Jim Sebra - RAIT Financial Trust — CFO

Sure fourth quarter was a loss of $2.97 because of the Taberna deconsolidation, obviously.

Jason Stewart - Compass Point Research & Trading — Analyst

And do you have that excluding the Taberna deconsolidation?

Jim Sebra - RAIT Financial Trust — CFO

I do not have it in front of me. I can call you back with that.

Jason Stewart - Compass Point Research & Trading — Analyst

Finally, the comment around investment capacity. Can you — I mean, do you mind providing some color on current investment capacity and also targeted financial leverage?

Jim Sebra - RAIT Financial Trust — CFO

We ended the year with $122 million of cash in the balance sheet and we only had, we generated proceeds coming in from the bonds as well from the bond sale and our current — we’re expecting current leverage in the float rate business of approximately 80%.

Scott Schaeffer - RAIT Financial Trust — CEO

Once its match funded 80% leverage on the floating-rate business. The warehousing advance is 50%.

Operator

Richard Eckart, MLV and Company

Rich Eckert - MLV & Co. — Analyst

Good morning and thanks for taking my call. I just had a quick question on the originations. On the last two or three quarters there appear to be a significant tilt back toward the conduit business. Are you expecting — what kind of mix are you expecting in 2015 between your floating-rate and fixed-rate businesses?

Scott Schaeffer - RAIT Financial Trust — CEO

We are modeling a 50/50 split.

Rich Eckert - MLV & Co. — Analyst

Okay, alright, fair enough.

Operator

Matthew Stolzer, Pyrrho Capital Management

Matthew Stolzer - Pyrrho Capital Management — Analyst

Thank you for taking my question. In 2014 you paid out roughly all of your CAD in dividends and that CAD was inclusive of taking a $0.26 charge. How should we think about your targeted payout ratio going forward

Jim Sebra - RAIT Financial Trust — CFO

Previously we’ve targeted 75% of CAD for the dividend and yes clearly in 2014 that was impacted by the SEC settlement. The board looks at the dividend payout every quarter and we really don’t have a formal policy.

Operator

With no further questions at this time. I will now like to hand the call back to Mr. Scott Schaeffer for any closing remarks.

Scott Schaeffer - RAIT Financial Trust — CEO

Thank you, operator. Thanks for joining us today. We look forward to sharing our progress with you next quarter. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, good day.